Exhibit 99.1


NuCo2 Inc.
2800 SE Market Place, Stuart, Florida 34997
www.nuco2.com
e-mail: Nuco2@earthlink.com
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FOR IMMEDIATE RELEASE                                CONTACT:  EDWARD M. SELLIAN
                                                                  CHAIRMAN & CEO
                                                                  (561) 221-1754

NUCO2(R) ENTERS INTO $75.0 MILLION REVOLVING CREDIT FACILITY AND SELLS $10.0 MILLION OF ITS 12% SENIOR SUBORDINATED PROMISSORY NOTES

         (Stuart,  Florida, May 10, 1999) - NuCo2 Inc.  (Nasdaq/National Market:
NUCO) announced today that it has received an increase in its facility from a syndicate of banks led by SunTrust Bank, South Florida, National Association to a $75.0 million, three year revolving credit facility.

         The Company further reported today that it closed on the sale of $10.0 million of its 12% Senior Subordinated Promissory Notes Due 2005. The purchasers of the Notes were institutional investors; Chase Equity Associates, L.P., an existing holder of the Company's 12% Senior Subordinated Notes Due 2004; and SunTrust Banks, Inc., an affiliate of SunTrust Bank, South Florida, National Association. The Notes were sold with warrants to purchase 372,892 shares of the Company's Common Stock at an exercise price of $6.65 per share.

         Edward M. Sellian, Chairman and CEO, said "The increased facility is for capital expenditures to continue our strong growth to build NuCo2's market position and profitability."

         Commenting on SunTrust's growing commitment to NuCo2, Russell E. Burnette, Vice President, SunTrust Bank, South Florida, N.A., said "In addition to the increase in the revolving credit facility, an affiliate of SunTrust Bank purchased $1.3 million of the 12% Senior Subordinated Promissory Nots Due 2005 and SunTrust looks forward to seeing the Company complete its expansion throughout the U.S."

         NuCo2 Inc. is the largest company in the industry that applies bulk CO2 systems and liquid carbon dioxide to retail establishments for use in the carbonation and dispensing of fountain beverages. Further information about NuCo2 Inc. may be obtained at the Company's web site at www.nuco2.com.

         This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.